EXHIBIT 2

InterOil Requisition (March 18, 2016)

REQUISITION FOR MEETING OF THE

SHAREHOLDERS OF INTEROIL CORPORATION

DATE:	MARCH 18, 2016

TO:	INTEROIL CORPORATION (the “Corporation”)

AND TO:	EACH OF THE DIRECTORS OF THE CORPORATION

The undersigned, being the registered or beneficial holders of not less than 5% (five percent) of the issued and outstanding shares of the Corporation that carry the right to vote at the meeting of shareholders sought to be held pursuant to this requisition, hereby requisition the directors of the Corporation to call a meeting of the shareholders of the Corporation (the “Meeting”) pursuant to the provisions of section 144 of the Business Corporations Act (Yukon), as amended (the “Act”):

(a)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule A to this Requisition (the “Director Election Resolution”);

(b)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule B to this Requisition (the “Compensation Committee Charter Resolution”);

(c)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule C to this Requisition (the “Nomination and Governance Committee Resolution”);

(d)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule D to this Requisition (the “Reserves Governance Committee Resolution”);

(e)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule E to this Requisition (the “Material Transactions Resolution”); and

(f)	to consider, and if deemed advisable, pass, with or without variation, the ordinary resolution attached as Schedule F to this Requisition (the “Disclosure Policy Resolution”).

[Remainder of Page Intentionally Left Blank]

InterOil Requisition (March 18, 2016)

Pursuant to section 144(4) of the Act, if the directors do not within twenty-one (21) days after receipt of this requisition call such a Meeting, the undersigned shall call the Meeting.

Dated March 18, 2016

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/s/ WITNESS	)	/s/ PHIL E. MULACEK
Witness	)	PHIL E. MULACEK
Number of Shares Held: 2,255,764

FIVE STERLING LP

/s/ PHIL E. MULACEK
Authorized Signatory
Number of Shares Held: 99,750

STERLING MULACEK TRUST

/s/ PHIL E. MULACEK
Authorized Signatory
Number of Shares Held: 39,681

PETROLEUM INDEPENDENT & EXPLORATION LLC

/s/ PHIL E. MULACEK
Authorized Signatory
Number of Shares Held: 127,000

InterOil Requisition (March 18, 2016)

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/s/ WITNESS	)	/s/ GERARD RENE JACQUIN
Witness	)	GERARD Rene JACQUIN
Number of Shares Held: 1,248,368

InterOil Requisition (March 18, 2016)

SCHEDULE A

THE DIRECTOR ELECTION RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that in accordance with Section 4 of By-Law No. 2 of the Corporation, the number of directors to be elected at the 2016 annual meeting of the Corporation’s shareholders be fixed at six (6).

InterOil Requisition (March 18, 2016)

SCHEDULE B

THE COMPENSATION COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Compensation Committee of the board of directors of the Corporation (the “CC Charter”) as follows:

(a)	by deleting Section 5.1 of the CC Charter and adding the following: :

“Director Compensation. The Committee shall periodically review and make recommendations to the Board with respect to compensation payable for serving as a director. In making these recommendations to the Board, the Committee shall be guided by the following guidelines (unless these guidelines are clearly non-aligned with compensation best practices at the time as certified by Advisors and disclosed in the Company’s compensation disclosure): (i) not less than 50% of the total compensation payable for serving as a director shall be in the form of equity-based compensation; (ii) for as long as the individual serves as a director and for a period of one year from the date the individual ceases serving as a director, that individual may not sell, transfer or assign to any third party more than 50% of the total number of shares of the Company received by way of compensation for serving as a director; and (iii) the total cash compensation payable to all directors of the Company for service as directors shall not exceed an aggregate amount of US$600,000 annually.”

(b)	by adding the following as the last sentence of Section 5.3 of the CC Charter:

“In approving these compensation arrangements for Executive Officers, the Committee shall be guided by the following principles: (i) no Executive Officer shall receive a payment in connection with a change-in-control transaction (a “Change of Control Payment”) unless the price per share payable to shareholders as a result of the transaction exceeds both (x) US$60.00 per share (based on the number of shares outstanding as of the day this charter was amended to include this provision, and as adjusted appropriately as a result of consolidation, etc.) over a 30 day trailing VWAP (the “Threshold Price”), and (y) the 30 day trailing VWAP as of the date of the commencement of the Executive Officer’s employment with the Company; and (ii) the Change of Control Payment may be pro-rated by the Board in its discretion above the Threshold Price up to any maximum amount determined by the Board, based on the price per share payable to shareholders as a result of the transaction.” In any event, any of these awards, opportunities, agreements, arrangements, provisions, compensation or benefits must clearly align with compensation best practices as certified by Advisors and disclosed in the Company’s compensation disclosure.”

InterOil Requisition (March 18, 2016)

SCHEDULE C

THE NOMINATION AND GOVERNANCE COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Nomination and Governance Committee of the board of directors of the Corporation (the “NGC Charter”) as follows:

(a)	by deleting the first sentence of Section 5.1 of the NGC Charter and replacing it with the following sentence:

“The Committee shall formulate the criteria for directors, and shall consider personal characteristics and core competencies required of Board members when evaluating persons to be nominated for election to the Board (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle), taking into account the composition of the Board as a whole.”

(b)	by deleting the second sentence of Section 5.3 of the NGC Charter and replacing it with the following sentence:

“The Committee shall also annually review each incumbent director’s past performance and skills (including, for greater certainty, at least one third of the directors must have direct skills, competency and experience in matters relevant to the exploration and development of the Company’s onshore licenses and development assets in the Papua New Guinea jungle) and recommend to the Board whether such director should be nominated for re-election.”

InterOil Requisition (March 18, 2016)

SCHEDULE D

THE RESERVES GOVERNANCE COMMITTEE CHARTER RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the Reserves Governance Committee of the board of directors of the Corporation (the “RGC Charter”) as follows:

(a)	by deleting Section 4(c) of the RGC Charter and replacing it with the following:

“to review any proposed public disclosure or regulatory filings by the Corporation with respect to any reserves and/or resources evaluation and oil and gas activities and the material compliance thereof with applicable regulatory requirements and, if appropriate, make recommendations to the Board to approve or disapprove of the release or filing thereof; provided that, subject to and in further compliance with applicable securities laws, whenever the Corporation files a report disclosing a certain well location as a commercial discovery or otherwise provides disclosure in that regard, the Committee shall request the Corporation to disclose in reasonable detail: (i) the Corporation’s view as to why the location is a commercial discovery, including its views and assumptions on costs of development (including the overall cost breakdown for wells and operations); (ii) likely markets for production from the discovery; and (iii) any update such discovery implies to the most recent annual resource report.”

(b)	by deleting Section 4(d) of the RGC Charter and replacing it with the following:

“to review and make recommendations to the Board respecting the appointment of a qualified reserves evaluator or auditor pursuant to the requirements of NI 51-101; provided that, subject to and in further compliance with applicable securities laws, the Committee shall, to the extent practicable:

(i)	ensure that any qualified reserves evaluator or auditor it recommends to the Board has sufficient relevant experience in evaluating reserves and/or resources similar to the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle; and

(ii)	provided the evaluator remains qualified in the Committee’s view, maintain the same evaluator from year to year to provide a more consistent assessment of the Corporation’s reserves over time.”

(c)	by deleting Section 4(k) of the RGC Charter and replacing it with the following:

“to review the scope of the annual review of the Corporation’s reserves and/or resources; provided that in addition to complying with the disclosure requirements of NI 51-101, such annual review shall include an evaluation by the qualified reserves evaluator or auditor of any new claimed discoveries by the Corporation referred to in Section 4(c) of this Charter and the Corporation’s related assumptions and development plans.”

InterOil Requisition (March 18, 2016)

SCHEDULE E

THE MATERIAL TRANSACTIONS RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the board of directors of the Corporation (the “Board Charter”) as follows:

(a)	by adding the following section after “Mandate and Stewardship of the Corporation” and before “Board Renewal” in the Board Charter:

“Approval of Material Transactions

In the event that the Corporation is a party to any transaction (a “Transaction”) involving the disposition or acquisition of assets with a fair market value equal to or greater than 10% of the total book value of the Corporation’s assets at that time (the “Transaction Threshold”), the Board shall submit the Transaction for approval of the shareholders by majority resolution at a meeting of the shareholders held in compliance with the Business Corporations Act (Yukon) and applicable securities laws. The Board will review and establish the appropriate Transaction Threshold on an annual basis.”

InterOil Requisition (March 18, 2016)

SCHEDULE F

THE DISCLOSURE POLICY RESOLUTION

BE IT RESOLVED, as an ordinary resolution, that the board of directors of the Corporation consider and, if thought appropriate, amend the charter of the board of directors of the Corporation (the “Board Charter”) as follows:

(a)	by deleting the text of the section of the Board Charter entitled “Communication to Shareholders” and replacing it with the following:

“The Board of Directors have a responsibility to have appropriate procedures in place so that accurate, appropriate and timely disclosure is being made to the Corporation’s shareholders and to the public. Therefore, the Board must prepare, maintain in effect at all times and rigorously comply in all respects with a policy regarding effective communication with its shareholders and the public that is consistent with best corporate governance practices, provides opportunity for significant input by independent directors into Board decisions on public disclosures, and ensures that shareholders and the public are provided sufficient detailed information by the Corporation to understand fully the exploration and development status of the Corporation’s onshore licenses and development assets in the Papua New Guinea jungle (the “Disclosure Policy”). On an annual basis, the Board must review (and to the extent required to comply with the preceding sentence, update) the Disclosure Policy, and report in reasonable detail to the Corporation’s shareholders on the Corporation’s practices and procedures in place to ensure compliance with the Disclosure Policy. The Disclosure Policy shall be made available on the Corporation’s website in addition to all other required disclosures.”